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                                                                   EXHIBIT 10.22

                                   AGREEMENT

          AGREEMENT dated as of August 1, 1996 by and between Bozell, Jacobs, Kenyon & Eckhardt, Inc., a Delaware corporation (including its subsidiaries other than Poppe Tyson, Inc., "BJK&E"), and Poppe Tyson, Inc., a Delaware corporation ("Poppe").

          WHEREAS, Poppe is currently utilizing certain office equipment leased to BJK&E and is currently paying BJK&E for the use of such equipment; and

          WHEREAS, the parties wish to continue such arrangement pursuant to the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1. Poppe shall be entitled to continue to utilize any and all office equipment leased to BJK&E as is being utilized by Poppe as of the date hereof for so long as such lease to BJK&E shall remain in effect.

          2. A list of all the material pieces of equipment and related underlying leases subject to this Agreement has been previously provided to and agreed upon by the parties to this Agreement. Such list may be amended from time to time to delete any piece of equipment as to which the applicable underlying lease expires without renewal or is otherwise terminated and/or add or delete any piece of equipment as to which Poppe and BJK&E mutually agree to make subject to, or remove from, this Agreement, as the case may be.

          3.  Poppe shall pay to BJK&E a monthly rent of $56,156; provided,
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however, that such monthly rent shall be decreased by that amount attributable
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to any piece of equipment as to which the applicable underlying lease expires without renewal or is otherwise terminated and/or increased or decreased by that amount attributable to any piece of equipment as to which Poppe and BJK&E mutually agree to add to, or remove from, the list referred to in paragraph 2 above, as the case may be.

          4. Poppe shall be entitled to enforce any rights of BJK&E under any applicable underlying lease, including but not limited to, warranties, termination rights, renewal
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rights or purchase rights, in the event BJK&E fails to exercise such rights;
Poppe to own all equipment as to which any purchase option is exercised so long as such equipment is on the list referred to in paragraph 2 above at the time of such exercise, whether exercised by Poppe or BJK&E.

          5. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to conflict of laws principles.

          6. This Agreement shall not be assignable by either party without the prior written consent of the other party thereto.

          IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date and year first above written.

                             Poppe Tyson, Inc.


                             By:____________________________________________
                                Name:
                                Title:



                             Bozell, Jacobs, Kenyon & Eckhardt, Inc.


                             By:____________________________________________
                                Name:
                                Title:

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